EXHIBIT 99.1

PRESS RELEASE

ENERGY TRANSFER EQUITY, L.P.

DECLARES INCREASE IN UNITHOLDER DISTRIBUTION

Dallas, Texas – December 19, 2006 – Energy Transfer Equity, L.P. (NYSE:ETE) announces an $0.11 per unit increase in the annual cash distribution paid on the Partnership’s outstanding limited partner units, to $1.36 annually. This latest increase will go into effect with the Partnership’s next quarterly distribution for the quarter ended November 30, 2006, making the quarterly distribution for such quarter equal to $0.34 per limited partner unit.

The new quarterly distribution of $0.34 per limited partner unit will be paid on January 19, 2007 to Unitholders of record as of the close of business on January 4, 2007.

Energy Transfer Equity, L.P. owns the general partner of Energy Transfer Partners, L.P. (ETP) and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value approaching $20 billion.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas transportation and storage operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,000 miles of intrastate pipeline in service, with an additional 600 miles of intrastate pipeline under construction, and 2,500 miles of interstate pipeline. ETP is one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 442 customer service locations in 41 states extending from coast to coast.

The information contained in this press release is available on Energy Transfer’s website at www.energytransfer.com.

Company: Energy Transfer Equity, L.P. (NYSE:ETE)

Record Date:        January 4, 2007

Payment Date:     January 19, 2007

Amount Paid: $0.34 per Limited Partner Unit

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in ETE’s latest Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts
Investor Relations: Renee Lorenz Energy Transfer 214-981-0700	Media Relations: Vicki Granado Gittins & Granado 214-361-0400